UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

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PROXY STATEMENT

NOTICE OF 2026 ANNUAL MEETING

Highwoods®

BANK OF AMERICA
Deloitte

LEGACY UNION | CHARLOTTE

March 27, 2026

Dear Fellow Stockholder:
We are pleased to invite you to attend the 2026 annual meeting of stockholders of Highwoods Properties, Inc. The meeting will be held via live audio webcast only on Tuesday, May 12, 2026, at 11:30 A.M. Eastern Time.
The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask you to review these materials carefully and to use this opportunity to take part in the affairs of Highwoods by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and senior leadership team will be available to answer appropriate questions from stockholders.
Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to virtually attend the meeting. You may vote over the internet, by telephone or by mail.
Thank you for your continued support of Highwoods.
Cordially,
CARLOS E. EVANS
Chair of the Board of Directors
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NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
__________________________________________________________________________________________________________________________________________________________________________

Date:     Tuesday, May 12, 2026
Time:    11:30 A.M. Eastern Time
Place:    The meeting will be a virtual-only meeting, conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/HIW2026. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Stockholders will be able to virtually attend, vote and submit questions (both before, and during a portion of, the meeting).
Record Date:    Tuesday, March 3, 2026
Items of Business:    1.    To elect seven directors to serve a one-year term and until their respective successors are duly elected and qualified
2.    To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2026
3.    To vote on an advisory proposal regarding executive compensation
4.    To transact such other business as may properly come before the meeting or any adjournments
Proxy Voting:     Holders of record of shares of our common stock as of the close of business on the record date are encouraged to vote their shares in advance of the meeting through one of the below methods:
•Via the Internet: You can submit a proxy via the Internet until 11:59 P.M. Eastern Time on May 11, 2026, by accessing the website at www.proxyvote.com and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.
•By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on May 11, 2026.
•By Telephone: You can submit a proxy by telephone until 11:59 P.M. Eastern Time on May 11, 2026, by calling toll-free 1-800-690-6903 (from the U.S. and Canada) and following the instructions.
If you hold shares of our common stock through our employee stock purchase plan, you must instruct our transfer agent, EQ Shareowner Services, how to vote those shares by providing your instruction via the internet, by telephone or by mail in the manner outlined above. These votes receive the same confidentiality as all other shares voted. To allow sufficient time for voting by transfer agent, your voting instructions must be received by May 7, 2026.
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Even if you plan to virtually attend the meeting, we encourage you to vote your shares by proxy using one of the methods described above. Stockholders of record who attend the virtual meeting may vote their shares online, even though they have sent in proxies.

How to Attend:     In order to participate in the meeting, please log on to
www.virtualshareholdermeeting.com/HIW2026 at least 15 minutes prior to the start of the meeting to provide time to register and download the required software, if needed. If you are a stockholder of record, you will need to provide your sixteen-digit control number included on your notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If you are a beneficial owner (if, for example, your shares are not registered in your name but are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your voting instruction form. The webcast replay will be available at www.virtualshareholdermeeting.com/HIW2026 for approximately 30 days after the meeting. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

By Order of the Board of Directors
JEFFREY D. MILLER
Executive Vice President, General Counsel and Secretary
March 27, 2026
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TABLE OF CONTENTS
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HIGHWOODS AT-A-GLANCE
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Governance
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CORPORATE GOVERNANCE AND BOARD MATTERS
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Composition of the Board of Directors
The board currently consists of seven directors. The current members of our Board of Directors are Charles A. Anderson, Carlos E. Evans, David L. Gadis, David J. Hartzell, Theodore J. Klinck, Anne H. Lloyd and Candice W. Todd. The following table provides current membership information for the Board and each of its committees:

Name	Independent	Audit	Compensation and Governance	Executive	Investment
Charles A. Anderson	√				Member
Carlos E. Evans	√		Chair	Chair
David L. Gadis	√	Member
David J. Hartzell	√	Member			Member
Theodore J. Klinck				Ex-Officio	Chair
Anne H. Lloyd	√	Chair	Member	Member
Candice W. Todd	√	Member
Board Matrix
The following matrix provides information regarding our directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business, industry and/or real estate investment trust structure. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.
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Board Independence, Leadership and Other Activities
Under NYSE rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying bright-line criteria established by the NYSE, the board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board has determined that Mses. Lloyd and Todd and Messrs. C. Anderson, Evans, Gadis and Hartzell all satisfy the bright-line criteria and none has a relationship with us that would interfere with their ability to exercise independent judgment. None of the directors is related to any other director. In addition, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us except for compensation as a director.
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No member of our audit committee has accepted any consulting, advisory or other compensatory fee from us other than as set forth under “-Compensation of Directors.” Further, the board has determined that each member of the committee is financially literate and two members, Mses. Lloyd and Todd, are financial experts.
The Board believes it is prudent that the positions of chair and chief executive officer continue to be separate.
The principal responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of our company. The board oversees our company’s overall vision of being a leader in the evolution of commercial real estate for the benefit of our customers, our communities and those who invest with us. Our mission is to create environments and experiences that inspire our teammates and our customers to achieve more together. We are in the work-placemaking business and believe that by creating exceptional environments and experiences, we can deliver greater value to our customers, their teammates and, in turn, our shareholders. By creating and operating commute-worthy places, we support the growth and success of our customers and contribute to the vitality of our communities. Our simple strategy is to own and operate high-quality workplaces in the Best Business Districts (BBDs) within our footprint, maintain a strong balance sheet to be opportunistic throughout economic cycles, employ a talented and dedicated team and communicate transparently with all stakeholders. We focus on owning and managing buildings in the most dynamic and vibrant BBDs. BBDs are highly-energized and amenitized workplace locations that enhance our customers' ability to attract and retain talent. They are both urban and suburban. Providing the most talent-supportive workplace options in these environments is core to our work-placemaking strategy.
As part of the strategic planning process, the board regularly evaluates internal attributes and external threats that could hinder us from achieving our strategic goals and adversely affect the long-term outlook for our stockholders. The board also oversees management’s overall processes to identify and mitigate enterprise risks and capitalize on strategic opportunities. The board believes that establishing an appropriate “tone at the top” and candid and collaborative dialogue between management and the board are essential for effective risk management and oversight. The board is also responsible for monitoring our company's overall resiliency, including our performance with regard to environmental, social and governance issues. The audit committee is responsible for overseeing management’s risk assessment and risk management processes designed to monitor and control financial risk exposures, including cybersecurity risk. The compensation and governance committee is responsible for ensuring that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The board and its committees routinely meet and communicate with our executive officers as appropriate in the board’s consideration of matters submitted for approval and risks associated with such matters.
Board Meetings
At each regularly scheduled meeting of the board, our independent directors meet in executive session. Our board chair (or, in the chair’s absence, another independent director designated by the chair) presides over such executive sessions. In 2025, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. The board encourages its members to attend each annual meeting. All directors attended our 2025 annual meeting.
The board held eight meetings in 2025.
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Compensation and Governance Committee
The committee, which currently consists of Mr. Evans (Chair) and Ms. Lloyd, determines compensation for our executive officers and oversees our incentive plans. Grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
The committee also makes recommendations regarding board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics of board members as well as the composition of the board as a whole. This assessment includes consideration as to the members’ independence, diversity, age, tenure, skills and experience in the context of the needs of the board. The same criteria are used by the committee in evaluating nominees for directorship. Currently, two of our independent directors are white females, one is a black male and one is a male of Latin American origin.
The minimum qualifications for serving as a director are that a person demonstrate, by significant accomplishment in their field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of our company and that a person have an impeccable record and reputation for honest and ethical conduct in their professional and personal activities. When considering new candidates for election, or when considering re-nomination of a director for an additional term, the board evaluates the candidate’s expected contribution, level of engagement, diversity, age, skills and experience in the context of the needs of the board. The board believes that directors who change the professional responsibilities and/or positions they held outside our company when they were elected should offer to resign from the board. However, the board does not believe that, in every instance, directors who retire or change from the positions they held when they were elected to the board should necessarily leave the board. There should, however, be an opportunity for the board, through the committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. Our corporate governance guidelines provide that no person having attained the age of 75 years may be appointed, re-appointed or nominated for election or re-election as a director.
The board further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than three other public company boards of directors while serving on our board. No director currently serves on the board of more than one other publicly-traded company.
The committee and the board consider each director’s length of tenure when considering board composition and seek to maintain an overall balance of experience and continuity along with fresh perspectives. In addition, the committee and the board assess whether a director can continue to dedicate the time and effort, and exhibit the independence of mind, required to meaningfully contribute to the independent oversight of our business and management. Annual re-nomination of directors is not automatic, and the board’s annual self-evaluation process contributes to the committee’s and the board’s consideration of directors’ continuing service. The average tenure of our seven director nominees is less than nine years.
In making any nominee recommendations to the board, the committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the
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mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the chair of the compensation and governance committee, Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601. The committee may, in its sole discretion, reject or accept any such recommendation.
The board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the committee receives comments from all directors and reports annually to the board with an assessment of the board’s performance. The assessment focuses on the board’s contribution to our overall success and specifically focuses on areas in which the board believes that its performance could improve.
The committee is responsible for reviewing any transactions or arrangements that involve potential conflicts of interest involving executive officers, directors and their immediate family members, including any transactions or arrangements requiring disclosure under Item 404(a) of Regulation S-K. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the chief executive officer, who will then address the matter with the committee and the full board. In that situation, the director with the potential conflict would recuse themselves from all discussions of the board or any committee related to the conflict, except to the extent the board or a committee requests such director to participate. Any vote by the board or a committee to approve the matter or transaction giving rise to the potential conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board. We require all of our employees to complete an annual conflict of interest questionnaire. The results are then reviewed with the committee. Because the facts and circumstances regarding potential conflicts cannot be predicted, the board has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the committee (and the board, if necessary) will review the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law and NYSE rules and regulations and consider the advice of counsel before making any decisions regarding a potential conflict of interest.
The compensation and government committee also provides oversight, monitoring and guidance on matters related to corporate and social citizenship, public and legal policy, political and regulatory affairs, sustainability and resiliency, quality of work life, human capital management, diversity and inclusion and the economic and social vitality of the communities and markets in which we operate.
The compensation and governance committee held four meetings in 2025.
Compensation and Governance Committee Interlocks
No member of the compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each is an independent director. None of our executive officers serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board or the committee.
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Audit Committee
The audit committee, which currently consists of Messrs. Gadis and Hartzell and Mses. Lloyd (Chair) and Todd, approves the engagement of our independent registered public accounting firm (which we refer to as our “independent auditor”), reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees, reviews the adequacy of our internal control over financial reporting, oversees management’s risk assessment and risk management processes designed to monitor and control risks to the long-term resiliency of our business, operations and financial condition, including risks associated with climate change, cybersecurity and others, and oversees the processes and procedures management has implemented to identify, monitor, control and disclose such risks, including our environmental, social and governance strategies. The committee also oversees our internal audit and risk management functions.
The audit committee held six meetings in 2025.
Investment Committee
The investment committee, which currently consists of Messrs. C. Anderson, Hartzell and Klinck (Chair), has overall responsibility for approving significant acquisitions, developments and dispositions. The investment committee also oversees our policies and performance related to the resiliency and sustainability of our real estate portfolio, including matters such as health and safety, the environment and climate change.
The investment committee held four meetings in 2025.
Executive Committee
The executive committee, which currently consists of Messrs. Evans (Chair) and Klinck (ex-officio) and Ms. Lloyd, meets on call by our board chair and may exercise all of the powers of the board, subject to the limitations imposed by applicable law, the bylaws or the board.
The executive committee held 13 meetings in 2025.
Other Stockholder Information
The board, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website at www.highwoods.com.
As a means of encouraging dialogue on appropriate issues of interest to significant long-term investors, from time to time we invite investors and analysts to participate in informal sessions with directors. Our board believes such engagement is an effective avenue for gathering unfiltered perspectives from such constituents that have a legitimate interest in gaining a deeper understanding of board oversight of succession planning, compensation and/or risk management. Also, interested parties, such
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as employees and stockholders, may communicate directly with our independent directors by writing to our board chair, c/o Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601. The audit committee has also adopted a process for interested parties, including employees and stockholders, to send communications to the committee concerning regulatory compliance, accounting, audit or internal control issues. Written communications may be addressed to the chair of the audit committee, Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601. Interested parties may also use the toll-free hotline maintained by a third party that we have established as part of our code of business conduct and ethics by calling (800) 677-9884. Our corporate governance guidelines, code of business conduct, code of ethics for our chief executive officer and senior financial officers, vendor code of conduct, audit committee charter, compensation and governance committee charter and investment committee charter are available under the “Investors/Governance/Governance Documents” section of our website. Information on our website is not considered part of this proxy statement.
Compensation of Directors
In 2025, the annual base cash retainer for non-employee directors was $60,000. Our board chair received an additional annual cash retainer of $40,000. Members of the audit, executive and compensation and governance committees received additional annual cash retainers of $7,500 for each committee, except that the additional annual cash retainer was $10,000 for the chair of the compensation and governance committee and $22,500 for the chair of the audit committee. Non-employee directors on the investment committee received additional annual cash retainers of $10,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the board or its committees. On May 14, 2025, non-employee directors received a grant of time-based restricted stock with a value of approximately $90,000 based on the 10-day trailing average prior to the grant date. Such shares vest on the first anniversary of the grant date.
The following table provides information regarding non-employee director compensation during 2025:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Charles A. Anderson	$70,000	$93,208	$6,483	$169,691
Gene H. Anderson (3)	$28,531	$0	$1,893	$30,424
Thomas P. Anderson (3)	$25,769	$0	$1,893	$27,662
Carlos E. Evans	$116,580	$93,208	$6,483	$216,271
David L Gadis	$67,500	$93,208	$6,483	$167,191
David J. Hartzell	$77,500	$93,208	$6,483	$177,191
Anne H. Lloyd	$97,500	$93,208	$6,483	$197,191
Candice W. Todd	$67,500	$93,208	$6,483	$167,191
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(1)Reflects the grant date fair value. As of December 31, 2025, each person then serving as a non-employee director held 3,060 unvested shares of time-based restricted stock.
(2)Consists of dividends declared in 2025 on outstanding time-based restricted stock.
(3)Messrs. G. Anderson and T. Anderson retired as directors upon expiration of their term at our 2025 annual meeting, which was held on May 13, 2025.
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Stock Ownership Guidelines
Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Chief Executive Officer	6x Base Salary
Other Named Executives	5x Base Salary
Directors	4x Annual Base Cash Retainer
Named executives and directors are expected to comply with these guidelines within five years. Generally, named executives may not sell shares of our common stock or exercise in-the-money stock options, except for net share settlements, unless they comply with these guidelines. The committee is routinely provided with a report indicating whether each named executive is in compliance with these guidelines. Our directors and named executives also may not directly or indirectly engage in any hedging transaction involving shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership. This includes holding securities in margin accounts or pledging securities to collateralize personal loans or lines of credit. None of our named executives or directors has engaged in any hedging transaction involving our securities.
Principal and Management Stockholders
The table set forth below shows the number of shares of our common stock beneficially owned by each director and named executive and all directors and named executives as a group and each group known to us to be holding 5% or more of our common stock. All information is as of March 3, 2026 unless otherwise indicated.

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)
Charles A. Anderson	25,455	*
Carlos E. Evans	69,333	*
David L. Gadis	13,707	*
David J. Hartzell	27,489	*
Theodore J. Klinck	722,346	*
Anne H. Lloyd	19,782	*
Candice W. Todd	6,846	*
Brian M. Leary	179,688	*
Brendan C. Maiorana	184,056	*
Jeffrey D. Miller	215,170	*
All executive officers and directors as a group (10 persons)	1,463,872	1.3%
Massachusetts Financial Services Company (3)	6,118,701	5.6%
State Street Corporation (4)	6,477,601	5.9%
Vanguard Portfolio Management LLC (5)	11,527,855	10.5%
Cohen & Steers, Inc. (6)	12,354,822	11.2%
BlackRock, Inc. (7)	15,180,904	13.8%
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*    Less than 1%
(1)Includes the following stock options that were exercisable as of March 3, 2026: 23,036 for Mr. Klinck and 16,500 for Mr. Miller.
(2)The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.
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(3)Information as of March 31, 2025 obtained from Schedule 13G filed with the SEC on May 14, 2025. Located at 111 Huntington Avenue, Boston, MA 02199. Massachusetts Financial Services Company is the parent holding company of a variety of segregated investment advisers, mutual funds and indices.
(4)Information as of March 31, 2025 obtained from Schedule 13G filed with the SEC on May 9, 2025. Located at One Congress Street, Suite 1, Boston, MA 02114. State Street Corporation is the parent holding company of a variety of segregated investment advisers, mutual funds and indices, including SSGA Funds Management, Inc., State Street Bank and Trust Company, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia Limited, State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, and State Street Global Advisors, Ltd.
(5)Information as of January 30, 2026 obtained from Schedule 13G filed with the SEC on February 5, 2026. Located at 100 Vanguard Blvd., Malvern, PA 19355. Vanguard Portfolio Management LLC is the parent holding company of a variety of segregated investment advisers, mutual funds and indices.
(6)Information as of December 31, 2025 obtained from Schedule 13G filed with the SEC on February 13, 2026. Located at 1166 Avenue of the Americas, 30th Floor, New York, NY 10036. Cohen & Steers, Inc. is the parent holding company of a variety of segregated investment advisers, mutual funds and indices, including Cohen & Steers Capital Management, Inc., Cohen & Steers UK Ltd, Cohen & Steers Asia Ltd, and Cohen & Steers Ireland Ltd.
(7)Information as of March 31, 2025 obtained from Schedule 13G filed with the SEC on April 30, 2025. Located at 50 Hudson Yards, New York, NY 10001. BlackRock, Inc. is the parent holding company of a variety of segregated investment advisers, mutual funds and indices, including BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., and BlackRock Life Limited.
Equity Compensation Plans
The following table provides information as of December 31, 2025 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	335,610	$47.89	1,436,725
Equity Compensation Plans Not Approved by Stockholders	—	—	—
(1)    Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.” We have not granted any stock options since the first quarter of 2017. All outstanding stock options are currently exercisable.
(2)    Consists of our 2025 long-term equity incentive plan and our 2020 employee stock purchase plan. Also consists of awards previously made prior to May 11, 2021 under our 2015 long-term equity incentive plan that remain outstanding and/or remain issuable in accordance with the terms of the plan and applicable award agreements. As of March 3, 2026, there were 819,350 securities available for future issuance under our 2025 long-term equity incentive plan that may be issued in the form of restricted stock or restricted stock unit awards.
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PROPOSAL 1: ELECTION OF DIRECTORS
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At this annual meeting, the terms of office for all of our directors will expire. The seven persons listed below have been nominated as directors to hold office until the 2027 annual meeting and until any successors are elected and qualified. The board recommends a vote FOR each of the nominees. Should any one or more of these nominees become unable to serve for any reason, the board may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the board.
Even though our charter provides for a plurality voting standard for election of directors, our corporate governance guidelines provide that, in uncontested elections such as at this meeting, any director nominee who receives a greater number of votes WITHHELD from their election than votes FOR such election must promptly offer to resign following certification of the vote. The compensation and governance committee would then make a recommendation to the board as to whether the resignation should be accepted. The board would then decide whether to accept the resignation and disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.
Nominees for Election to Term Expiring 2027
Chuck Anderson co-founded Bandera Ventures, a private real estate development and investment firm, in 2003. Prior to founding Bandera Ventures, Chuck was with the Trammell Crow Company for 16 years, where he was senior executive director, responsible for the development and investment group for the western United States. He also served on Trammell Crow’s executive and operating committees. Chuck is a director, chair of the compensation committee and a member of the nominating and corporate governance committees of Triumph Financial, Inc. (NASDAQ:TFIN), a financial holding company. Chuck also serves on the board of directors of TBK Bank, SSB, the advisory board of directors for Portion Capital and the board of Alta Arbor Holdings and is active in the Watermark Community Church.
The board recommends a vote FOR Chuck given his expertise in acquiring, developing and operating real estate assets, contacts throughout the real estate industry and experience serving on the board of directors of one other publicly-traded company.
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Carlos Evans retired from Wells Fargo Bank in May 2014, where he served as executive vice president, group head of the eastern division of Wells Fargo commercial banking, had responsibility for the bank’s government and institutional banking group and served on Wells Fargo’s management committee. Carlos joined First Union National Bank in 2000 as the wholesale banking executive for the commercial segment prior to its merger with Wachovia Corporation in 2001. From 2006 until Wachovia’s merger with Wells Fargo in 2009, Carlos was the wholesale banking executive and an executive vice president for the Wachovia general banking group. Carlos is a director and member of the audit, compliance, compensation, contract review and governance and nominating committees of Goldman Sachs BDC, Inc. (NYSE:GSBD), a specialty finance company. Carlos is also chairman emeritus of the board of the Spoleto Festival USA and a director emeritus of Queens University of Charlotte. Carlos is a person of Latin American origin.
The board recommends a vote FOR Carlos given his expertise in finance, capital markets and strategic transactions, experience serving on the board of directors of one other publicly-traded company and experience as an executive officer of a major financial institution.
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David Gadis has served as chief executive officer and general manager of DC Water, one of the largest water utilities in the U.S., since May 2018, where he oversees a $1 billion annual budget and leads a workforce of approximately 1,100 employees. David is board chair of Blue Drop, DC Water’s nonprofit sales and marketing affiliate. Prior to joining DC Water, David served as chief executive officer and president of Veolia Water Indianapolis, a subsidiary of Veolia Group, the global leader in optimized resource management (listed on Paris Euronext:VIE), from December 1998 until January 2017. David serves on the board of directors of MN8 Energy, Inc., a renewable energy company. David is not a director of any other publicly-traded company.
The board recommends a vote FOR David given his strategic leadership skills, experience as chief executive officer of a major capital-intensive utility and his expertise in finance, capital markets and strategic transactions.
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Dave Hartzell is the Steven D. Bell and Leonard W. Wood Distinguished Professor in Real Estate at the University of North Carolina Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dave was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association. Dave is not a director of any other publicly-traded company.
The board recommends a vote FOR Dave given his expertise related to real estate portfolios, real estate finance and mortgage-backed securities and experience in real estate investment banking.
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Ted Klinck became our chief executive officer, director and chair of our investment committee in September 2019. Ted was our president and chief operating officer since November 2018, executive vice president and chief operating and investment officer from September 2015 to November 2018 and senior vice president and chief investment officer from March 2012 to August 2015. Before joining us in March 2012, Ted served as principal and chief investment officer with Goddard Investment Group, a privately-owned real estate investment firm. Previously, Ted had been a managing director at Morgan Stanley Real Estate Investments. Ted serves on the Board of Directors of the First Tee – Triangle. He is also is a member of NAREIT's Executive Board. Ted is not a director of any other publicly-traded company.
The board recommends a vote FOR Ted given his strategic leadership skills, experience in acquiring, developing, selling and operating real estate assets and role as our chief executive officer.
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Anne Lloyd is a certified public accountant and served as executive vice president and chief financial officer of Martin Marietta Materials, Inc. (NYSE:MLM), a leading supplier of building materials, from June 2005 until her retirement in August 2017. She joined Martin Marietta in 1998 as vice president and controller and was promoted to chief accounting officer in 1999. Anne is a director and member of the audit and executive compensation committees of Insteel Industries Inc. (NASDAQ:IIIN), the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Anne also served in various Board roles, including Chair, at James Hardie Industries, plc (ASX:JHX; NYSE:JHX), the world’s leading producer and marketer of high-performance fiber cement and fiber gypsum building solutions from November 2018 through October 2025.
The board recommends a vote FOR Anne given her experience as an executive officer of a major industrial company, background as a certified public accountant, experience serving on the board of directors of other publicly-traded companies and risk assessment and financial reporting expertise.
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Candice Todd served as Managing Director/Global Chief Financial Officer of Morgan Stanley Real Estate Investments from 2019 until her retirement in February 2023. Candice first joined a predecessor of Morgan Stanley in 1994 and served in a variety of real estate investment, finance and accounting roles, including Global Chief Financial Officer of Morgan Stanley’s open-end funds (Prime Property Fund U.S., Prime Property Fund Europe and Prime Property Fund Asia). Candice is a director and member of the audit committee of National Health Investors, Inc. (NYSE:NHI), a real estate investment trust specializing in need-driven and discretionary senior housing and medical investments. Candice is also a board member of QuadReal Property Group ("QuadReal''), a Canadian-based global real estate investment, development and operating company. Candice is also a director and past chair of the National Council of Real Estate Investment Fiduciaries.
The board recommends a vote FOR Candice given her expertise in real estate, finance, capital markets and strategic transactions, contacts throughout the real estate industry, experience as an executive officer of a major commercial real estate company, experience serving on the board of directors of other publicly-traded companies, background as a certified public accountant and risk assessment and financial reporting expertise.
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PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITOR FOR 2026
__________________________________________________________________________________________________________________________________________________________________________

The audit committee intends to appoint Deloitte & Touche LLP as our independent auditor for 2026. If the appointment of Deloitte & Touche is not ratified, the committee anticipates that it will nevertheless engage Deloitte & Touche as our independent auditor for 2026 but will consider whether it should select a different independent auditor for 2027. Representatives of Deloitte & Touche are expected to be present at the meeting and will have the opportunity to make a statement if they desire. They are also expected to be available to respond to appropriate questions.
The board recommends a vote FOR this proposal.
Independent Auditor Fees
The following table provides information regarding the fees recorded in our financial statements for professional services rendered by Deloitte & Touche:

	2025	2024	2023
Audit Fees
Annual audit and quarterly reviews	$1,568,757	$1,303,353	$1,333,081
New accounting standards and investment transactions	$103,000	$52,000	$50,000
Comfort letters, consents and assistance with offerings and related SEC documents	$142,000	$80,000	$121,000
Subtotal	$1,813,757	$1,435,353	$1,504,081
Tax Fees
Tax compliance, planning and research	$128,435	$122,500	$46,557
Total	$1,942,192	$1,557,853	$1,550,638
Pre-Approval Policies
The audit committee requires the pre-approval of all fees paid to our independent auditor. All fees paid to Deloitte & Touche for services incurred during 2025 were pre-approved in accordance with the committee’s policies. Before an independent auditor is engaged to render any service for us or for any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the committee or such services must fall within a category of services that are pre-approved by the committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the committee chair, with a review by the committee at its next scheduled meeting. The committee has determined that the rendering of non-audit services by Deloitte & Touche during or relating to 2025 was compatible with maintaining such firm’s independence.
Audit Committee Report
The audit committee provides general oversight of the financial reporting process, the internal audit function and the appointment and compensation of the independent auditor on behalf of the board. The independent auditor reports directly to the committee, and the committee assesses the independence of the independent auditor and the overall quality of the audit. Oversight of the internal audit function includes appointment, removal, performance evaluation and compensation of the internal auditor.
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Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting, as well as assessing and reporting on the effectiveness of internal control over financial reporting. The company’s independent auditor is responsible for expressing opinions, based on its audits, on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the committee has reviewed with management and Deloitte & Touche the company’s audited financial statements for the year ended December 31, 2025 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2025 contained in the 2025 annual report. This review included a discussion of the reasonableness of significant estimates and judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the committee under Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees. The committee also reviewed and discussed with management and Deloitte & Touche the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2025 annual report. In addition, the committee received the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, discussed with Deloitte & Touche the firm’s independence and considered the compatibility of any non-audit services rendered by Deloitte & Touche on the firm’s independence.
In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2025 annual report with the SEC, the committee recommended to the board (and the board approved) that the audited financial statements be included in the annual report.
Audit Committee: David L. Gadis, David J. Hartzell, Anne H. Lloyd (Chair), Candice W. Todd
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PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
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Federal law generally requires each public company to include in its proxy statement a non-binding advisory vote regarding the compensation of the company’s named executives, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “say-on-pay” vote. At our 2023 annual meeting, our stockholders voted on, among other matters, an advisory proposal regarding the frequency of holding a say-on-pay vote. A majority of the votes cast on the frequency proposal were cast in favor of holding a say-on-pay vote every year, which was consistent with the recommendation of our board of directors.
Accordingly, we are providing stockholders with the opportunity to cast an advisory vote on our executive compensation program. As discussed under “Compensation of Named Executives-Compensation Discussion and Analysis,” the board believes our executive compensation program appropriately links executive compensation to our performance and aligns the interests of named executives and stockholders. Highlights of our program, which is administered by our compensation and governance committee, include the following:
•Overall compensation is intended to be at competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.
•Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain, incentivize and attract high-quality professionals while appropriately managing our general and administrative expenses.
•Named executives earn amounts under our annual non-equity incentive program only to the extent pre-defined performance criteria established by the committee are achieved during the year.
•A substantial portion of the long-term equity incentive awards granted to named executives is at risk to the extent pre-defined performance criteria established by the committee are not achieved during the applicable performance period.
•The committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.
•We have a recoupment policy under which the board will require reimbursement of any excess incentive compensation awarded or paid to a named executive in the event we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws.
We request stockholder approval of the compensation of our named executives as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). As an advisory vote, this proposal is not binding upon us. However, our compensation and governance committee will consider the outcome of the vote when making future compensation decisions.
The board recommends a vote FOR this proposal.
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COMPENSATION OF NAMED EXECUTIVES
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Compensation Discussion and Analysis
The following is a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and two other executive officers during 2025:

Theodore J. Klinck	President and Chief Executive Officer
Brendan C. Maiorana	Executive Vice President and Chief Financial Officer
Brian M. Leary	Executive Vice President and Chief Operating Officer
Jeffrey D. Miller	Executive Vice President, General Counsel and Secretary
Compensation Decision Making
Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including our named executives. Actual compensation decisions with respect to the chief executive officer are made solely by the committee. Actual compensation decisions with respect to our other named executives are made by the committee after receiving input from the chief executive officer. Grants of awards to directors and officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
The compensation and governance committee engaged Pearl Meyer in 2024 to review the compensation of our named executives. The compensation and governance committee also previously engaged Pearl Meyer to review the compensation of our chief executive officer in 2019 and 2022 and our chief operating officer in 2022.
It was favorably noted that our stockholders overwhelmingly approved our executive compensation program at the 2025 annual meeting. Holders of 91.0 million shares of our common stock, or 95.4% of the total votes cast, voted FOR the advisory vote on executive compensation. The compensation and governance committee considered these voting results as supportive of our overall executive compensation practices.
Compensation Objectives and Components
Compensation for our named executives is based largely on the following principles:
•variable compensation is a significant part of compensation, with the percentage at-risk increasing at higher levels of responsibility;
•differences in executive compensation should reflect differing levels of responsibility and performance;
•employee stock ownership aligns the interests of named executives and stockholders and results in named executives sharing financially in the successes and shortcomings of our company based in part upon their responsibility, overall impact and contribution;
•performance-based compensation focuses named executives on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;
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•incentive compensation plans should encourage named executives to take appropriate risks aimed at enhancing our business prospects and creating stockholder value without threatening the long-term resiliency of our company; and
•compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent.
Peer Group
A key factor in determining levels of compensation is the pay practices of our peer group, which consists of publicly-traded office REITs that our board and management believe to be most comparable to our company in terms of property type, class and condition of buildings, types of geographic markets, revenues and capital structure. The peer group typically changes from time to time due to factors such as industry consolidation, new market entrants and significant shifts in portfolio types.
Publicly available data from the peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.
During 2025, our peer group consisted of Brandywine Realty Trust, City Office REIT, Inc., COPT Defense Properties, Cousins Properties Incorporated, Hudson Pacific Properties, Inc., Kilroy Realty Corporation and Piedmont Realty Trust, Inc. Except as otherwise provided therein, the following table provides key information for each peer company according to publicly available information as of December 31, 2025 ($ in millions):

Name	Headquarters	Employees	Total Enterprise Value	2025 Total Stockholder Return
Highwoods Properties, Inc.	Raleigh, NC	315	$6,312	-9.6%
Brandywine Realty Trust	Philadelphia, PA	268	$2,732	-41.1%
City Office REIT, Inc. (1)	Vancouver, BC	20	$970	-2.7%
COPT Defense Properties	Columbia, MD	430	$5,673	-6.2%
Cousins Properties Incorporated	Atlanta, GA	351	$7,708	-12.1%
Hudson Pacific Properties, Inc.	Los Angeles, CA	607	$5,030	-48.9%
Kilroy Realty Corporation	Los Angeles, CA	241	$8,987	-2.0%
Piedmont Realty Trust, Inc.	Atlanta, GA	140	$3,231	-7.2%
(1)In 2026, our peer group will no longer include City Office REIT, Inc., which was acquired in January 2026. Information provided above is as of December 31, 2024.
Compensation Risk Assessment
Our compensation and governance committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Other than as described below, we have no compensation policy or program that rewards employees solely on a transaction-specific basis. We have a development cash incentive plan pursuant to which certain employees (but not our named executives) can receive a cash payout from a development incentive pool. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project and are included in the pro forma budget for the project. The program does not create an inappropriate risk because all development projects (inclusive of any such incentive compensation) must be approved in advance by our named
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executives and, for projects that exceed certain monetary thresholds, the full board or the investment committee of our board, none of whom are eligible to receive such incentives. We also pay our in-house leasing representatives commissions for signed leases. The payment of leasing commissions does not create an inappropriate risk because amounts payable are derived from net effective cash rents (which deducts leasing capital expenditures and operating expenses) and leases must be executed by an officer of our company who is not eligible to receive such commissions. Generally, lease transactions of a particular size or that contain terms or conditions that exceed certain guidelines also must be approved in advance by our senior leadership team. Additionally, we have an internal guideline whereby customers that account for more than 3% of our annualized revenues are periodically reviewed with the board. As of December 31, 2025, only Bank of America (4.3%) and Asurion (3.5%) accounted for more than 3% of our annualized cash revenues.
Base Salary
Base salaries for our employees are determined by position, which takes into consideration the scope of job responsibilities, the employee’s level of experience and expertise and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high-quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of our named executives is generally intended to approximate the 50th percentile of our peer group. Our named executives each received a 2.5% base salary adjustment effective March 23, 2025 and a 2% base salary adjustment effective March 22, 2026.
As of March 22, 2026, the annual base salary (which is calculated and paid on a bi-weekly basis) in effect for each of our named executives is as follows:

Name	Salary
Theodore J. Klinck	$791,967
Brendan C. Maiorana	$507,925
Brian M. Leary	$501,672
Jeffrey D. Miller	$368,427
Employee Benefits and Perquisites
Each named executive receives the same company-wide benefits that are generally available to all other salaried employees, such as short and long-term disability insurance, basic life insurance and eligibility for health and supplemental life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Named executives participate in the same company-wide health insurance program. Named executives are entitled to receive additional annual perquisites not widely available to all salaried employees, such as a vehicle allowance and reimbursement for personal financial consulting services.
Annual Non-Equity Incentive Program
Each year, named executives participate in our annual non-equity incentive program pursuant to which they are eligible to earn cash payments based on a percentage of their annual base salary as of the end of such year. Under this component of our executive compensation program, named executives are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each named executive
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has a target annual incentive percentage. In addition to considering the pay practices of our peer group in determining each named executive’s annual incentive percentage, the committee also considers the individual’s ability to influence our overall performance. The more senior the position, the greater the portion of compensation that varies with performance.
For 2025, the target annual incentive percentage for the named executives was as follows:

Name	Target Annual Non-Equity Incentive Percentage
Theodore J. Klinck	140%
Brendan C. Maiorana	90%
Brian M. Leary	90%
Jeffrey D. Miller	75%
The percentage amount a named executive may earn under the annual non-equity incentive program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas in each of our markets and predetermined goals. For our named executives, who serve as corporate executives, the actual performance factor was based on the goals and criteria applied to our performance as a whole in 2025. Named executives receive quarterly updates throughout the year that illustrate our projected performance, which is an important tool in keeping our employees focused on achieving our strategic and operating goals.
The components and weighting of each year’s performance metrics are approved by the compensation and governance committee near the beginning of each year. These metrics are intended to closely match our company’s overall operating and financial goals and provide our named executives with direct “line of sight” to focus their individual and collective efforts on the achievement of the metrics. The performance metrics, which are equally weighted, are generally the following:
•FFO per share (adjusted to exclude the dilutive or accretive impact of investment activity during the year);
•net operating income (on a market-by-market basis excluding our non-core assets in Pittsburgh, inclusive of other income, general and administrative expense and a capital charge/credit applied to net operating income derived from investment activity and excluding unusual charges or credits); and
•average occupancy (on a market-by-market basis excluding our non-core assets in Pittsburgh).
The committee approves threshold, target and maximum levels with respect to each of the metrics.
The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2025:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Performance Factor
FFO per Share	$3.28	$3.35	$3.55	$3.45	150%
Net Operating Income Growth	(3.00)%	(1.50)%	4.00%	(0.98)%	109%
Average Occupancy	85.00%	87.00%	90.00%	86.90%	97%
Average of the Factors					119%
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If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a continuum between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a continuum between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2025 under the annual non-equity incentive program was the average of the three factors. Notwithstanding the formulas described above, our compensation and governance committee retains the discretion and flexibility to increase or decrease the actual performance factor for the chief executive officer and, after receiving input from the chief executive officer, for our other named executives to more appropriately reflect actual performance, market conditions, unanticipated circumstances and other factors. The actual performance factor was not modified for any of our named executives in 2025.
For payouts under our annual non-equity incentive program for 2025 that would have otherwise been made on or about March 1, 2026, in lieu of receiving cash payments, named executives were provided the option to receive all or a portion of their payout in the form of time-based restricted stock that vests ratably on an annual basis over a three-year term. If a named executive who made such an election leaves our company for any reason, including retirement, unvested shares would be immediately forfeited except in the event of death or disability. Messrs. Klinck and Maiorana elected to receive all of their payout, if any, under our annual non-equity incentive program for 2025 in the form of such time-based restricted stock. As a result, on March 1, 2026, in lieu of receiving cash payments earned under our annual non-equity incentive program for 2025, Mr. Klinck was granted 55,413 shares of time-based restricted stock that vest ratably on an annual basis over a three-year term and Mr. Maiorana was granted 23,025 shares of time-based restricted stock that vest ratably on an annual basis over a three-year term.
The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2026:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
FFO per Share	$3.39	$3.46	$3.60
Net Operating Income Growth	1.00%	2.75%	5.00%
Average Occupancy	86.00%	87.50%	91.00%
Equity Incentive Compensation-Overview
Named executives are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with those of our stockholders. The equity incentive awards provide named executives with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and contribution. We have adopted stock ownership guidelines for all of our officers, including named executives. For additional information, see “Corporate Governance and Board Matters - Stock Ownership Guidelines.” Such awards are typically granted during the first quarter of each year.
Our compensation and governance committee authorizes a mix of long-term equity incentive awards to our named executives. For equity incentive awards granted to named executives in 2025, the mix was 50% in time-based restricted stock and 50% in total return-based restricted stock.
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For 2025, the target annual equity incentive percentage for the named executives was as follows:

Name	Target Annual Equity Incentive Percentage
Theodore J. Klinck	350%
Brendan C. Maiorana	180%
Brian M. Leary	180%
Jeffrey D. Miller	180%
To ensure their total compensation more closely approximates the 50th percentile compared to similarly situated officers of our peer companies, for 2026, the compensation and governance committee increased Mr. Klinck's target annual equity incentive percentage to 400%, Mr. Maiorana's target annual equity incentive percentage to 200%, Mr. Leary's target annual equity incentive percentage to 200% and Mr. Miller's target annual equity incentive percentage to 190%.
Equity Incentive Compensation-Time-Based Restricted Stock
The issuance of time-based restricted stock is an important retention tool and serves to deter our named executives from seeking other employment opportunities. Time-based restricted stock vests ratably on an annual basis generally over a four-year term. If a named executive leaves our company, unvested shares are immediately forfeited generally except in the event of death, disability or as otherwise provided under our retirement plan. If a named executive dies, unvested shares of time-based restricted stock will automatically vest. If a named executive becomes disabled, unvested shares of time-based restricted stock will become non-forfeitable and continue to vest according to the terms of their original grants. Dividends received on time-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. For information regarding time-based restricted stock granted to each of Messrs. Klinck and Maiorana on March 1, 2026 in lieu of receiving cash payments earned under our annual non-equity incentive program for 2025, see "-Annual Non-Equity Incentive Program."
Equity Incentive Compensation-Total Return-Based Restricted Stock
The issuance of total return-based restricted stock is an important retention tool that incentivizes our named executives to concentrate their efforts on generating and sustaining long-term stockholder value. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.
Each year, the compensation and governance committee sets payout levels based on the probable total return of our common stock over three years based, in part, on an analysis of historical three-year total return periods. In setting the minimum payout level, the committee considers, among other things, the expected dividend yield and volatility of our common stock during the applicable three-year period. If our absolute total return is less than the minimum threshold, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. The maximum payout level is determined such that the probability of achievement generally approximates 25%. In setting the target payout level, the committee considers an appropriate three-year compounded total return in light of then current economic conditions.
The percentage of total return-based restricted stock that vests ranges between 50% and 100% to the extent our absolute total return ranges between the minimum level and the target level. All of the total-return based restricted stock will vest and we will
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issue an amount of additional shares up to 50% of the original award to the extent our absolute total return ranges between the target level and the maximum level. These additional shares, if any, would be fully vested when issued.
The following table provides information about the total return-based restricted stock issued in 2025 and 2026:

Year	Starting Price (1)	Minimum (50%)	Target (100%)	Maximum (150%)
2025	$29.13	12.5% Total Return	25.0% Total Return	37.5% Total Return
2026	$22.49	12.5% Total Return	25.0% Total Return	37.5% Total Return
(1)    Per share closing price as of the last trading day prior to the beginning of the applicable three-year period.
Notwithstanding the foregoing, if our total return is in the 50th percentile or greater as compared to all of the companies included in the FTSE NAREIT Equity Office Index, at least 100% of such total return-based restricted stock will vest at the end of the applicable period.
If a named executive leaves our company before the end of the three-year performance period, all of the total return-based restricted stock will be forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If a named executive dies or becomes disabled, a pro rata portion of the total return-based restricted stock would become non-forfeitable and continue to vest according to the terms of their original grants.
With respect to shares of total return-based restricted stock issued to our chief executive officer, dividends accumulate and are payable only if and to the extent the shares vest. Otherwise, dividends received on total return-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.
Pay Versus Performance
The table set forth below provides information regarding the “compensation actually paid” to our chief executive officer and the average “compensation actually paid” to each of our other named executives along with certain performance metrics such as our total stockholder return and the total stockholder return of our peer group since December 31, 2020 and net income and core FFO per share for each of the years presented. Under SEC rules, “compensation actually paid” generally means the amounts reported under the “Total” column in the table under “-Summary Compensation,” but adjusted to reflect the change in actual value of outstanding equity awards during the applicable year.

	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Core FFO per Share (3)
Year					Company Total Stockholder Return (1)	Peer Group Total Stockholder Return (1) (2)
2025	$5,124,352	$3,478,940	$1,835,882	$1,367,041	$90.72	$75.73	$162,650	$3.40
2024	$5,147,367	$8,686,353	$1,842,932	$2,840,745	$100.32	$84.06	$104,254	$3.57
2023	$4,702,879	$3,043,369	$1,702,484	$1,240,696	$70.13	$74.89	$151,330	$3.75
2022	$4,955,360	$2,584,246	$1,797,158	$1,113,748	$78.12	$72.82	$163,958	$3.90
2021	$4,082,600	$4,686,212	$1,536,521	$1,741,687	$117.61	$118.90	$323,310	$3.77
(1)    The total stockholder return information assumes an investment on December 31, 2020 and further assumes the reinvestment of dividends. Total stockholder return performance is not necessarily indicative of future results.
(2)    For 2025, 2024, 2023 and 2022, our peer group consisted of Brandywine Realty Trust, City Office REIT, Inc., Corporate Office Properties Trust (now known as COPT Defense Properties), Cousins Properties Incorporated, Hudson Pacific Properties, Inc., Kilroy Realty Corporation and Piedmont Realty
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Trust, Inc. For 2021, our peer group consisted of Brandywine Realty Trust, Inc., Columbia Property Trust, Corporate Office Properties Trust (now known as COPT Defense Properties), Cousins Properties Incorporated, Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Mack-Cali Realty Corporation (now known as Veris Residential, Inc.) and Piedmont Realty Trust, Inc. The returns of each REIT have been weighted based on each company's stock market capitalization as of December 31, 2020.
(3)    "Core FFO per Share" is defined as FFO per share excluding one-time items such as land sale gains, impairments and debt extinguishment charges.

The following table reconciles the information set forth in the "Compensation Actually Paid" columns in the table above to the "Summary Compensation Table Total" columns:

	Year	Summary Compensation Table Total	(-) Stock Awards from Summary Compensation Table	(+) Fair value as of End of Year of All Awards Granted During the Year That Are Outstanding and Unvested as of the End of the Year	(+/-) Change as of the End of the Year (From the End of the Prior Year) in Fair Value of Any Awards Granted in Any Prior Year That Are Outstanding and Unvested as of the End of the Year	(+/-) Change as of the Vesting Date (From the End of the Prior Year) in Fair Value of Any Awards Granted in Any Prior Year That Were Scheduled to Vest During the Year	Compensation Actually Paid
Theodore J. Klinck	2025	$5,124,352	($2,795,397)	$2,490,894	($1,239,121)	($101,788)	$3,478,940
	2024	$5,147,367	($2,777,629)	$3,830,912	$1,843,627	$642,076	$8,686,353
	2023	$4,702,879	($2,540,103)	$1,963,228	($1,033,502)	($49,133)	$3,043,369
	2022	$4,955,360	($2,596,634)	$1,671,087	($1,404,870)	($40,697)	$2,584,246
	2021	$4,082,600	($1,892,549)	$2,224,453	$273,871	($2,163)	$4,686,212
Non-CEO NEO Average	2025	$1,835,882	($830,212)	$743,884	($352,378)	($30,135)	$1,367,041
	2024	$1,842,932	($824,991)	$1,127,241	$522,093	$173,470	$2,840,745
	2023	$1,702,484	($755,819)	$597,632	($289,007)	($14,594)	$1,240,696
	2022	$1,797,158	($776,761)	$499,876	($390,020)	($16,505)	$1,113,748
	2021	$1,536,521	($587,527)	$685,882	$107,871	($1,060)	$1,741,687
The graphs below illustrate the relationship between the compensation actually paid to our chief executive officer and other named executives over the last five years and: (1) our cumulative total stockholder return on an absolute basis and relative to the cumulative total stockholder return of our peer group; (2) our net income; and (3) our core FFO per share:
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The compensation and governance committee considers the following to be the most important financial performance measures used to link compensation actually paid to company performance during the last fiscal year:
•Our company’s absolute total stockholder return;
•Our company’s total stockholder return relative to the total return of our peer group;
•Core FFO per share;
•FFO per share (adjusted to exclude the dilutive or accretive impact of investment activity during the year);
•Net operating income; and
•Average occupancy.
CEO Pay Ratio
Unlike REITs that outsource the leasing, management, maintenance and/or customer service of their properties to third parties, we are a fully-integrated REIT that generally staffs the leasing, management, maintenance and customer service of our own portfolio. We believe being a fully-integrated REIT is in the best long-term interests of our stockholders for a number of reasons:
•in-house services generally allow us to better anticipate and respond to the many real-time demands of our existing and potential customer base;
•we are able to provide our customers with more cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions;
•the depth and breadth of our capabilities and resources provide us with market information not generally available;
•operating efficiencies achieved through our fully-integrated organization provide a competitive advantage in servicing our properties, retaining existing customers and attracting new customers;
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•we can ensure the consistent deployment of a comprehensive preventative maintenance program;
•our established detailed service request process creates chain of custody for a customer request and tracks status and response time, which enables proactive identification of any underperforming equipment and vital reconnaissance for process improvement and leverage when specifying all aspects of any new construction; and
•our first-hand relationships with our customers lead to better experiences for our customers and their teammates and often result in customers seeking renewals and additional space.
As reflected in the Summary Compensation Table included in this proxy statement, Mr. Klinck had 2025 annual total compensation of $5,124,352. Mr. Klinck’s 2025 annual total compensation was approximately 62 times that of our median employee determined using the criteria described in the next paragraph. If we had outsourced the leasing, management, maintenance and customer service of all of our properties to a third party, this ratio would have been significantly lower.
In determining the median employee, we relied on gross wages earned during 2025 for all permanent employees (including part-time, temporary and seasonal employees) as of December 31, 2025 as derived from our tax and payroll records. Gross wages were annualized for employees who did not work the full year, such as employees who were newly hired, on family medical leave, called for active military duty or took an unpaid leave of absence. All of our employees reside in the United States. The employee determined to be our median employee in 2025 earned total compensation of $82,694 in 2025.
Employment Contracts
None of our named executives has an employment agreement with us.
Change in Control Arrangements
The currently outstanding award agreements under our long-term equity incentive plans provide for the immediate vesting of all restricted stock upon a change in control unless they are assumed by the surviving entity (or its parent if the surviving entity has a parent) or replaced with a comparable award of substantially equal value granted by the surviving entity (or its parent if the surviving entity has a parent).
Additionally, we have change in control arrangements with our named executives that provide benefits to such officers in the event of an involuntary termination of employment after a change in control. Our compensation and governance committee believes the benefits payable upon such a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest.
The change in control agreements provide that, if within three years from the date of a change in control, the employment of the executive officer is terminated without cause, or the officer resigns with “good reason” (i.e. because such officer’s responsibilities are changed, salary is reduced or responsibilities are diminished), all restricted stock will immediately vest and such officer will be entitled to receive a cash payment equal to 2.99 times a base amount. The base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive officer during the 12-month period ending prior to a change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program and any other cash bonuses for the preceding three years or (2) the amount earned under such program and any other cash bonuses during the prior
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year. Each officer would also be entitled upon any such termination to receive a stay bonus otherwise payable on the first anniversary of a change in control in an amount equal to the base amount referred to in the preceding sentence. The agreements do not provide for benefits if the officer voluntarily resigns without good reason or gross-up payments to pay for applicable excise taxes. The agreement for Mr. Klinck is currently scheduled to expire on September 1, 2028, the agreements for Messrs. Leary and Maiorana are currently scheduled to expire on July 19, 2028 and the agreement for Mr. Miller is currently scheduled to expire on February 12, 2029. Each agreement is automatically extended for one additional year on each anniversary date unless we give at least 60 days’ prior notice that the term will not be extended.
For purposes of these arrangements, “change in control” generally means any of the following events:
•the acquisition by a third party of 20% or more of our then-outstanding common stock in the case of our change in control agreements and the acquisition by a third party of 40% or more of our then-outstanding common stock in the case of our long-term equity incentive plans;
•the individuals who currently constitute the board (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the board) cease for any reason to constitute a majority of the board in the case of our change in control agreements;
•a reorganization, merger or consolidation in which we are not the surviving entity; or
•a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
Retirement Plan
We have a retirement plan for employees with at least 30 years of continuous service or who are at least 55 years old with at least 10 years of continuous service. Subject to advance written notice, a non-compete agreement and certain other conditions, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement and stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of their original grants. Messrs. Klinck and Miller are currently eligible to receive benefits under the retirement plan. Mr. Leary will become eligible in July 2029 and Mr. Maiorana will become eligible in August 2030. Notwithstanding the foregoing, with respect to time-based restricted stock granted to each of Messrs. Klinck and Maiorana on March 1, 2026 in lieu of receiving cash payments earned under our annual non-equity incentive program for 2025, if such named executive leaves our company for any reason, including retirement, unvested shares would be immediately forfeited except in the event of death or disability.
Incentive Compensation Recoupment Policy
Under our corporate governance guidelines, in the event we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, the Board will review any cash and/or equity incentive compensation that was provided to any current or former executive officer during the three most recently completed calendar years on the basis of our company having met or exceeded specific performance targets during the period subject to restatement. If the incentive compensation would have been lower had it been based on the restated
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financial results, then the board will require reimbursement of the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated. For incentive compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount would be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive compensation was received.
Compensation and Governance Committee Report
The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions, the committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Governance Committee: Carlos E. Evans (Chair), Anne H. Lloyd
Summary Compensation
The following table provides information regarding the compensation of our named executives:

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Total
Theodore J. Klinck	2025	$772,067	$2,795,397	$1,291,154	$265,734	$5,124,352
President and Chief Executive Officer	2024	$757,500	$2,777,629	$1,369,848	$242,390	$5,147,367
	2023	$755,769	$2,540,103	$1,215,545	$191,462	$4,702,879
Brendan C. Maiorana	2025	$495,163	$917,941	$532,336	$105,842	$2,051,282
Executive Vice President and Chief Financial Officer	2024	$485,820	$912,270	$564,780	$94,822	$2,057,692
	2023	$484,710	$835,751	$501,162	$72,314	$1,893,937
Brian M. Leary	2025	$489,067	$906,766	$525,781	$102,933	$2,024,547
Executive Vice President and Chief Operating Officer	2024	$479,839	$900,964	$557,827	$97,884	$2,036,514
	2023	$478,743	$825,465	$494,992	$85,440	$1,884,640
Jeffrey D. Miller	2025	$359,170	$665,929	$321,778	$84,939	$1,431,816
Executive Vice President, General Counsel and Secretary	2024	$352,393	$661,739	$341,390	$79,069	$1,434,591
	2023	$351,588	$606,241	$302,935	$68,111	$1,328,875
(1)Reflects the grant date fair value. For assumptions used in the valuation of outstanding restricted stock and stock options, see Note 11 to the consolidated financial statements in our 2025 annual report. As reflected under “-Grants of Plan-Based Awards,” assuming maximum levels of performance with respect to total return-based restricted stock granted on March 1, 2025, on March 1, 2028, Mr. Klinck will earn an additional 23,412 shares, Mr. Maiorana will earn an additional 7,722 shares, Mr. Leary will earn an additional 7,628 shares and Mr. Miller will earn an additional 5,602 shares. Based on the $29.13 per share closing price of our common stock immediately prior to March 1, 2025, the original grant date, the value of such additional shares would be $681,992, $224,942, $222,204 and $163,186, respectively.
(2)For payouts under our annual non-equity incentive program for 2025 that would have otherwise been made on or about March 1, 2026, in lieu of receiving cash payments, named executives were provided the option to receive all or a portion of their payout in the form of time-based restricted stock that vests ratably on an annual basis over a three-year term. If a named executive who made such an election leaves our company for any reason, including retirement, unvested shares would be immediately forfeited except in the event of death or disability. Messrs. Klinck and Maiorana elected to receive all of their payout, if any, under our annual non-equity incentive program for 2025 in the form of such time-based restricted stock. As a result, on March 1, 2026, in lieu of receiving cash payments earned under our annual non-equity incentive program for 2025, Mr. Klinck was granted 55,413 shares of time-based restricted stock that vest ratably on an annual basis over a three-year term and Mr. Maiorana was granted 23,025 shares of time-based restricted stock that vest ratably on an annual basis over a three-year term.
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The following table provides information regarding “All Other Compensation” in the table above for 2025:

Name	401(k) Match	Dividends on Restricted Stock (1)	Financial Consulting Services	Vehicle Allowance	Total All Other Compensation
Theodore J. Klinck	$15,525	$236,193	$6,216	$7,800	$265,734
Brendan C. Maiorana	$15,525	$77,214	$5,303	$7,800	$105,842
Brian M. Leary	$15,525	$77,211	$2,397	$7,800	$102,933
Jeffrey D. Miller	$15,525	$56,706	$4,908	$7,800	$84,939
(1)Consists of dividends declared in 2025 on outstanding time-based restricted stock. Excludes dividends on outstanding total return-based restricted stock, the expected value of which were factored into the original grant date fair value reflected in the “Stock Awards” column in the table under “-Summary Compensation.”
Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted in 2025 to our named executives:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name / Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Theodore J. Klinck (4)
Annual Non-Equity Incentive	$543,507	$1,087,013	$2,174,026
Total Return-Based Restricted Stock				23,412	46,824	70,236		$1,431,414
Time-Based Restricted Stock							46,824	$1,363,983
Brendan C. Maiorana (4)
Annual Non-Equity Incentive	$224,085	$448,169	$896,338
Total Return-Based Restricted Stock				7,722	15,444	23,166		$468,057
Time-Based Restricted Stock							15,444	$449,884
Brian M. Leary (4)
Annual Non-Equity Incentive	$221,326	$442,652	$885,304
Total Return-Based Restricted Stock				7,628	15,256	22,884		$462,359
Time-Based Restricted Stock							15,256	$444,407
Jeffrey D. Miller (4)
Annual Non-Equity Incentive	$135,451	$270,902	$541,804
Total Return-Based Restricted Stock				5,602	11,204	16,806		$339,556
Time-Based Restricted Stock							11,204	$326,373
(1)The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our named executives were eligible to earn in 2025 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “-Summary Compensation” includes actual amounts earned under this program for 2025. Messrs. Klinck and Maiorana elected to receive all of their payouts under our annual non-equity incentive program for 2025 in the form of time-based restricted stock granted on March 1, 2026 that vests ratably on an annual basis over a three-year term. See Note 2 in the table under "-Summary Compensation Table."
(2)The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted in 2025.
(3)For a description of our accounting policies and information regarding the calculation of the fair value of awards of total return-based restricted stock and time-based restricted stock, see Note 11 to the consolidated financial statements in our 2025 annual report.
(4)The grant date for all equity incentive awards was March 1, 2025.
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Outstanding Equity Awards
The following table provides information regarding outstanding equity awards held by our named executives as of December 31, 2025, which is based on our year-end stock price of $25.82 per share:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Theodore J. Klinck	30,895	$43.55	2/28/26
Theodore J. Klinck	23,036	$52.49	2/28/27
Theodore J. Klinck (3)				119,903	$3,095,895	149,892	$3,870,211
Brendan C. Maiorana (4)				39,549	$1,021,155	49,440	$1,276,541
Brian M. Leary (5)				39,063	$1,008,607	48,832	$1,260,842
Jeffrey D. Miller	17,485	$43.55	2/28/26
Jeffrey D. Miller	16,500	$52.49	2/28/27
Jeffrey D. Miller (6)				28,689	$740,750	35,864	$926,008
(1)    Consists of time-based restricted stock.
(2)    Consists of total return-based restricted stock at target levels.
(3)    With respect to shares of time-based restricted stock, 45,075 shares vested prior to the mailing of this proxy statement, 37,473 shares are scheduled to vest in March 2027, 25,649 shares are scheduled to vest in March 2028 and 11,706 shares are scheduled to vest in March 2029. With respect to shares of total return-based restricted stock, 47,296 shares vested prior to the mailing of this proxy statement. If and to the extent the vesting criteria is satisfied, 55,772 shares are scheduled to vest in March 2027 and 46,824 shares are scheduled to vest in March 2028.
(4)    With respect to shares of time-based restricted stock, 14,868 shares vested prior to the mailing of this proxy statement, 12,360 shares are scheduled to vest in March 2027, 8,460 shares are scheduled to vest in March 2028 and 3,861 shares are scheduled to vest in March 2029. With respect to shares of total return-based restricted stock, 15,600 shares vested prior to the mailing of this proxy statement. If and to the extent the vesting criteria is satisfied, 18,396 shares are scheduled to vest in March 2027 and 15,444 shares are scheduled to vest in March 2028.
(5)    With respect to shares of time-based restricted stock, 14,685 shares vested prior to the mailing of this proxy statement, 12,208 shares are scheduled to vest in March 2027, 8,356 shares are scheduled to vest in March 2028 and 3,814 shares are scheduled to vest in March 2029. With respect to shares of total return-based restricted stock, 15,408 shares vested prior to the mailing of this proxy statement. If and to the extent the vesting criteria is satisfied, 18,168 shares are scheduled to vest in March 2027 and 15,256 shares are scheduled to vest in March 2028.
(6)    With respect to shares of time-based restricted stock, 10,785 shares vested prior to the mailing of this proxy statement, 8,966 shares are scheduled to vest in March 2027, 6,137 shares are scheduled to vest in March 2028 and 2,801 shares are scheduled to vest in March 2029. With respect to shares of total return-based restricted stock, 11,316 shares vested prior to the mailing of this proxy statement. If and to the extent the vesting criteria is satisfied, 13,344 shares are scheduled to vest in March 2027 and 11,204 shares are scheduled to vest in March 2028.
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Stock Vested
The following table provides information regarding the vesting of restricted stock by our named executives during 2025:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Theodore J. Klinck	70,006	$2,039,275
Brendan C. Maiorana	21,708	$632,354
Brian M. Leary	23,333	$679,690
Jeffrey D. Miller	17,136	$499,172
Estimated Payments Upon Termination or a Change in Control
Under the currently outstanding award agreements under our long-term equity incentive plans, had the employment of any of our named executives been terminated as of December 31, 2025 due to their death or disability (except as set forth in the next sentence), all of their unvested time-based restricted stock would have vested immediately, a pro rata portion of their total return-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2025 would have continued to be exercisable for a six-month period thereafter. In the event of a disability, unvested shares of time-based restricted stock would have become non-forfeitable and continue to vest according to the terms of their original grants. In the event of death or disability, each of our named executives (or their estates) would have been entitled to receive a cash payment equal to the amount earned under the 2025 annual non-equity incentive program. See “-Summary Compensation” for information regarding amounts earned under our 2025 annual non-equity incentive program and “-Outstanding Equity Awards” for information regarding outstanding restricted stock and stock options as of December 31, 2025.
As described under “-Compensation Discussion and Analysis - Change in Control Arrangements,” each of our named executives would receive certain benefits in connection with a change of control. The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had been involuntarily terminated in connection with a change in control as of December 31, 2025:

Name	Cash Payment	Value of Benefits	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock
Theodore J. Klinck (1)	$9,861,098	$125,077	$3,095,895	$4,784,309
Brendan C. Maiorana	$4,775,276	$148,606	$1,021,155	$1,389,397
Brian M. Leary	$4,716,483	$141,913	$1,008,607	$1,372,300
Jeffrey D. Miller	$3,126,683	$149,314	$740,750	$1,007,872
(1)    Amounts set forth under "Value of Vesting of Total Return-Based Restricted Stock" include any accumulated and unpaid dividends.
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The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had not been involuntarily terminated in connection with a change in control as of December 31, 2025:

Name	Cash Payment	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock
Theodore J. Klinck (1)	$2,131,771	$3,095,895	$4,784,309
Brendan C. Maiorana	$1,056,762	$1,021,155	$1,389,397
Brian M. Leary	$1,043,751	$1,008,607	$1,372,300
Jeffrey D. Miller	$698,975	$740,750	$1,007,872
(1)    Amounts set forth under "Value of Vesting of Total Return-Based Restricted Stock" include any accumulated and unpaid dividends.
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INFORMATION ABOUT THE ANNUAL MEETING
__________________________________________________________________________________________________________________________________________________________________________

Voting Information
Holders of record of shares of our common stock as of the close of business on the record date, March 3, 2026, are entitled to vote at the meeting. The outstanding common stock is the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 110,259,099 shares of common stock issued and outstanding.
The presence, including those present by proxy, of holders of at least a majority of the total number of shares of common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. The election of directors requires the vote of a plurality of all of the votes cast at the meeting; however, our corporate governance guidelines provide that, in uncontested elections such as at this annual meeting, any director nominee who receives a greater number of votes WITHHELD from their election than votes FOR such election must promptly offer to resign following certification of the vote. The ratification of Deloitte & Touche as our independent auditor and the advisory vote on executive compensation require the affirmative vote of a majority of the votes cast on each proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche as our independent auditor even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote on executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.
Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy from a stockholder of record, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2026, FOR the advisory vote on executive compensation, and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.
If you hold shares of our common stock through our employee stock purchase plan, you must instruct our transfer agent, EQ Shareowner Services, how to vote those shares by providing your instructions via the internet, by telephone or by mail in the manner outlined above. These votes receive the same confidentiality as all other shares voted. To allow sufficient time for voting by transfer agent, your voting instructions must be received by May 7, 2026.
If you are a stockholder of record and provide your sixteen-digit control number when you access the virtual meeting, you may vote all shares registered in your name during the meeting webcast. If you are a beneficial owner as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.
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Proxy Solicitation and Document Request Information
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at the annual meeting. This solicitation is made on behalf of our board of directors.
You will soon receive a notice of internet availability of proxy materials containing instructions on how to access our proxy materials, including our 2025 annual report, and how to vote online. If you receive a notice by mail, you will not receive a printed copy of the proxy materials except upon request. The notice will instruct you how to access and review the proxy materials online and how you may submit your proxy online or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.
Other Matters
Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.
Stockholder Proposals for 2027 Annual Meeting
To be considered for inclusion in the 2027 proxy materials under Rule 14a-8 of the Securities Exchange Act of 1934, stockholder proposals to be presented at the 2027 annual meeting must be received by our secretary no later than November 27, 2026. In addition, under our bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2027 annual meeting (other than proposals presented under Rule 14a-8 for inclusion in the proxy statement, as described above) pursuant to the advance notice provisions of the bylaws must give notice to our secretary no earlier than October 28, 2026 and no later than November 27, 2026.
Costs of Proxy Solicitation
The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and EQ Shareowner Services to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000. In addition, we reserve the right to engage additional solicitors if we deem them necessary.
Delivery of Materials to Households
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.
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We and some brokers, banks or other agents may be householding our proxy materials. A single notice of internet availability of proxy materials and, if applicable, a single set of the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of the proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.
Upon written or oral request, we will promptly deliver a separate copy of the notice of internet availability of proxy materials and, if applicable, a single set of the proxy materials, to any stockholder free of charge at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy, you may send a written request to Highwoods Properties, Inc., 150 Fayetteville Street, Suite 1400, Raleigh, North Carolina 27601, Attention: Secretary. You can also contact your broker, bank or other nominee to make a similar request.
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Highwoods®
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